Exhibit 99.3

Deutsche Bank Securities Inc. Global Corporate Finance 60 Wall Street New York, NY 10005-2858

CONSENT OF

DEUTSCHE BANK SECURITIES INC.

Board of Directors

US LEC Corp.

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

We hereby consent to the use of our opinion letter dated August 11, 2006 to the Board of Directors of US LEC Corp. included as Annex E-1 to the joint proxy statement/prospectus which forms a part of the Registration Statement of PAETEC Holding Corp. (“PAETEC Holding”) on Form S-4 relating to the proposed mergers of US LEC Corp. and a subsidiary of PAETEC Holding, and PAETEC Corp. and a subsidiary of PAETEC Holding, to the use of our name and to the references to such opinion in such joint proxy statement/prospectus under the headings “SUMMARY – Other Information Regarding the Mergers – Fairness and Other Opinions Presented to the Board of Directors of US LEC,” “THE MERGERS – Recommendation of US LEC’s Board of Directors; US LEC’s Reasons for the Mergers,” “THE MERGERS – Background of the Mergers” and “THE MERGERS – Fairness and Other Opinions Presented to the US LEC Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Don Birchenough
Name:	Don Birchenough
Title:	Managing Director

New York, NY

November 9, 2006

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